Exhibit 99.1

Raytheon

Media Relations

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	James Singer
781-522-5111	781-522-5136

Raytheon Reports Strong Second Quarter 2004 Performance, Offset by Previously Announced Settlement of Class Action Shareholder Lawsuit

•	Bookings of $6 billion, record backlog of $32 billion

•	Sales of $4.9 billion, up 11 percent

•	Free cash flow from continuing operations of $818 million

•	As a result of charges of $0.51 per share from the settlement of a class action shareholder lawsuit and $0.06 per share from the early retirement of debt the Company reported a loss per share of $0.22 from continuing operations

WALTHAM, Mass., (Jul. 29, 2004) – Raytheon Company (NYSE: RTN) reported second quarter 2004 income from continuing operations of $152 million or $0.35 per diluted share excluding the effect of charges related to the previously announced settlement of a class action shareholder lawsuit and from the early retirement of debt. Including those charges, the second quarter 2004 loss from continuing operations was $94 million or $0.22 per diluted share. This is compared to income from continuing operations of $186 million or $0.45 per diluted share in the second quarter 2003. The effect of the shareholder lawsuit was a $222 million after-tax charge or $0.51 per diluted share. The effect of the early retirement of debt was a $24 million after-tax charge or $0.06 per diluted share. Non-cash pension expense (FAS/CAS Pension Adjustment) negatively affected the quarter by $0.12 per diluted share on a year-over-year basis.

Second quarter 2004 net loss was $108 million or $0.25 per diluted share compared to net income of $100 million or $0.24 per diluted share in 2003. The net loss for the second quarter of 2004 also includes a $14 million after-tax loss in discontinued operations or $0.03 per diluted share versus $86 million or $0.21 per diluted share in 2003.

Net sales for the second quarter 2004 were $4.9 billion, up 11 percent from $4.4 billion in the comparable period in 2003. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 11 percent to $4.2 billion from $3.8 billion in the comparable quarter.

Free cash flow from continuing operations for the second quarter was $818 million versus $649 million for the comparable period in 2003, an improvement of $169 million due primarily to reduced working capital levels. Free cash flow, including discontinued operations, for the second quarter 2004 was $793 million versus $533 million in 2003. Free cash flow is defined as operating cash flow less capital spending and internal use software spending.

During the second quarter of 2004, the Company retired debt with a par value of $877 million. Net debt was $5.5 billion at the end of the second quarter compared with $6.7 billion at the end of 2003. Net debt is defined as total debt minus cash and short term investments.

The Government and Defense businesses recorded second quarter bookings of $5.0 billion compared to bookings of $3.8 billion in the second quarter of 2003. Government and Defense backlog reached a record $29.5 billion, an increase of $4.4 billion over year end 2003.

Raytheon Aircraft Company’s (RAC) second quarter bookings were $851 million compared to $423 million in 2003. During the quarter, NetJets Inc. placed an order with a value in excess of $300 million for 20 new Hawker 800XP mid-size business jets and 20 new Hawker 400XP light business jets.

“The second quarter represents another solid quarter for the Company,” said William H. Swanson, Raytheon Chairman and CEO. “Our strong bookings and sales performance demonstrate our continued focus on our customers. The strong free cash flow highlights our consistent emphasis on execution. The settlement of the class action shareholder lawsuit puts a significant uncertainty behind us.”

Change in outlook

The Company now expects 2004 earnings per share from continuing operations to be $0.79-$0.89 to reflect the loss of $0.51 per diluted share from the settlement of the class action shareholder lawsuit. Excluding the impact of the settlement, the Company expects 2004 earnings per share from continuing operations of $1.30-$1.40. The Company raised its full year guidance for bookings to $24.5 billion from $23.0 billion. A chart containing the Company’s guidance is available on the Company’s website.

Segment Results

Integrated Defense Systems

Integrated Defense Systems (IDS) second quarter 2004 net sales were $870 million, up 24 percent compared to $701 million in the second quarter 2003, due primarily to continued growth in DD(X), the Navy’s future destroyer program, and strong missile defense sales. IDS generated $104 million of second quarter 2004 operating income compared to $80 million in the 2003 comparable quarter.

During the quarter, IDS booked $363 million for Japan Patriot Product Improvement Program. IDS also booked $139 million contract for the production of the second Ballistic Missile Defense System (BMDS) Option 1 Radar, as well as $63 million for the first year of the five year Torpedo Omnibus Production contract, which is expected to exceed $500 million with all the options exercised.

Intelligence and Information Systems

Intelligence and Information Systems (IIS) second quarter 2004 net sales were $553 million, up 5 percent compared to $525 million in the second quarter 2003. IIS reported $51 million of operating income compared to $46 million in the comparable quarter a year ago.

During the quarter, IIS booked $225 million in classified contracts. Also in the quarter, the Department of Homeland Security awarded the US-VISIT program to the Accenture team, which includes Raytheon. Task orders for this indefinite-delivery indefinite-quantity contract are currently being developed jointly with the US-Visit program office.

Missile Systems

Missile Systems (MS) second quarter 2004 net sales were $939 million, up 13 percent compared to $833 million in the second quarter 2003, driven by increased volume on Standard Missile-3 and Joint Standoff Weapon (JSOW). MS generated $106 million of operating income compared to $104 million in the comparable quarter a year ago. Operating income on higher sales in the quarter was partially offset by the wind-down of cost recovery for prior year restructuring actions.

During the quarter, MS booked $500 million for the definitization of the Standard Missile-3 contract awarded in the third quarter of 2003. Also during the quarter, MS booked a $269 million contract for the production of Evolved Seasparrow Missiles (ESSM).

Network Centric Systems

Network Centric Systems (NCS) second quarter 2004 net sales were $780 million, up 9 percent compared to $716 million in the second quarter 2003. NCS recorded an operating profit of $66 million compared to $20 million in the comparable quarter a year ago. Last year’s second quarter operating income included $40 million of charges due to performance issues on two older programs.

During the quarter, NCS booked $313 million on a classified program. NCS also booked an additional $30 million in options for the production of Army Thermal Weapon Sights (TWS), bringing the total for the year to $127 million.

Space and Airborne Systems

Space and Airborne Systems (SAS) second quarter 2004 net sales were $985 million, up 11 percent compared to $886 million in the second quarter 2003, due to higher classified and international programs, including F-15 Japan and Greek Advanced Self Protection Integrated Suite (ASPIS). SAS generated $142 million of operating income compared to $127 million in the comparable quarter a year ago.

During the quarter, SAS booked $360 million for Phase II System Development and Demonstration (SSD) for the U.S. Air Force’s Multi-Platform Radar Technology Insertion Program (MP-RTIP). SAS also booked $105 million on a number of classified contracts.

Also in the quarter, the U.S. Navy awarded the Boeing team, which includes Raytheon, a contract to build the Multi-mission Maritime Aircraft (MMA). The MMA program is expected to be added to bookings later in the year.

Technical Services

Technical Services (TS) second quarter 2004 net sales were $496 million, up 7 percent from $465 million in the second quarter 2003. TS reported an operating profit of $36 million in the second quarter of 2004 compared to $34 million in the comparable quarter a year ago.

During the quarter, TS booked $5 million for a 10-year, multiple award, indefinite-delivery indefinite-quantity contract with a potential value of $378 million to support the Fleet Technical Support Center Atlantic (FTSCLANT). Additionally, TS was selected for an indefinite-delivery indefinite-quantity contract with a potential value of $100 million by Naval Sea Systems Command (NAVSEA) to provide engineering and product support services as a SeaPort Enhanced prime contractor in each of the U.S. Navy’s seven geographic regions.

Aircraft

RAC’s second quarter 2004 net sales were $570 million, up 6 percent from $540 million in the second quarter 2003. RAC recorded an operating profit of $23 million in the quarter compared to $12 million in the comparable quarter in 2003. The Company now expects RAC to be profitable for 2004.

RAC delivered 75 commercial aircraft in the second quarter of 2004, compared to 67 in the same quarter last year.

During the quarter, RAC received an order from NetJets Inc. for 20 new Hawker 800XP mid-size business jets and 20 new Hawker 400XP light business jets. These aircraft will be delivered in the 2005—2007 timeframe and have an aggregate value totaling more than $300 million.

Other

Net sales for this segment in the second quarter 2004 were $153 million compared to $112 million in the second quarter 2003. The segment recorded an operating loss of $7 million in the second quarter 2004 compared to a loss of $5 million in the comparable quarter in 2003. The increase in sales this quarter is attributed to the consolidation of Flight Options in June 2003.

Discontinued Operations

During the quarter, the Company recorded an after-tax loss from discontinued operations of $14 million, related to its former engineering and construction and Aircraft Integration Systems businesses.

Raytheon Company (NYSE: RTN), with 2003 sales of $18.1 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 78,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements included in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including government investigations; an agreement in principle to settle a shareholder class action lawsuit pending in federal court in Massachusetts has not yet been approved by the court; the ultimate resolution of insurance coverage for the shareholder litigation; the effect of market conditions, particularly in relation to the general aviation, commuter and fractional aircraft markets; cost growth risks inherent with large long-term fixed price contracts; conflicts with other investors in joint ventures and less than wholly-owned businesses; and risks associated with outstanding letters of credit, surety bonds, guarantees and other similar agreements related to a number of contracts and leases of our former engineering and construction business unit. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Conference Call on the Second Quarter 2004 Financial Results

Raytheon’s financial results conference call will be Thursday, July 29, 2004 at 9 a.m. EDT. Participants will be William Swanson, Chairman and CEO, Edward Pliner, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (888) 396-2386. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

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Attachment A

Raytheon Company

Financial Information

Second Quarter 2004

(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	27-Jun-04	29-Jun-03	27-Jun-04	29-Jun-03
Net sales	$4,929	$4,429	$9,605	$8,630

Cost of sales	4,105	3,570	8,089	7,050
Administrative and selling expenses	357	345	683	647
Research and development expenses	127	131	242	237

Total operating expenses	4,589	4,046	9,014	7,934

Operating income	340	383	591	696

Interest expense	109	135	226	278
Interest income	(10)	(11)	(22)	(23)
Other expense (income), net	363	(8)	363	15

Non-operating expense, net	462	116	567	270

Income (loss) from continuing operations before taxes	(122)	267	24	426

Federal and foreign income taxes	(28)	81	17	129

Income (loss) from continuing operations	(94)	186	7	297

Loss from discontinued operations, net of tax	(14)	(86)	(28)	(102)

Income (loss) before accounting change	(108)	100	(21)	195

Cumulative effect of change in accounting principle, net of tax	—	—	41	—

Net income (loss)	$(108)	$100	$20	$195

Earnings (loss) per share from continuing operations
Basic	$(0.22)	$0.45	$0.02	$0.72
Diluted	$(0.22)	$0.45	$0.02	$0.72

Loss per share from discontinued operations
Basic	$(0.03)	$(0.21)	$(0.07)	$(0.25)
Diluted	$(0.03)	$(0.21)	$(0.07)	$(0.25)

Earnings per share from cumulative effect of change in accounting principle
Basic	$—	$—	$0.10	$—
Diluted	$—	$—	$0.10	$—

Earnings (loss) per share
Basic	$(0.25)	$0.24	$0.05	$0.48
Diluted	$(0.25)	$0.24	$0.05	$0.47

Average shares outstanding
Basic	434.6	411.6	426.6	410.1
Diluted	434.6	414.9	429.3	412.8

Attachment B

Raytheon Company

Segment Information

Second Quarter 2004

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	27-Jun-04	29-Jun-03	27-Jun-04	29-Jun-03	27-Jun-04	29-Jun-03
Integrated Defense Systems	$870	$701	$104	$80	12.0%	11.4%
Intelligence and Information Systems	553	525	51	46	9.2%	8.8%
Missile Systems	939	833	106	104	11.3%	12.5%
Network Centric Systems	780	716	66	20	8.5%	2.8%
Space and Airborne Systems	985	886	142	127	14.4%	14.3%
Technical Services	496	465	36	34	7.3%	7.3%
Aircraft	570	540	23	12	4.0%	2.2%
Other	153	112	(7)	(5)	-4.6%	-4.5%
FAS/CAS Pension Adjustment	—	—	(118)	(27)
Corporate and Eliminations	(417)	(349)	(63)	(8)

Total	$4,929	$4,429	$340	$383	6.9%	8.6%

	Net Sales Six Months Ended		Operating Income Six Months Ended		Operating Income As a Percent of Sales Six Months Ended
	27-Jun-04	29-Jun-03	27-Jun-04	29-Jun-03	27-Jun-04	29-Jun-03
Integrated Defense Systems	$1,709	$1,355	$198	$154	11.6%	11.4%
Intelligence and Information Systems	1,047	987	96	87	9.2%	8.8%
Missile Systems	1,904	1,690	213	205	11.2%	12.1%
Network Centric Systems	1,500	1,487	121	82	8.1%	5.5%
Space and Airborne Systems	1,998	1,780	271	231	13.6%	13.0%
Technical Services	970	956	67	70	6.9%	7.3%
Aircraft	944	901	(5)	(23)	-0.5%	-2.6%
Other	328	152	(22)	(8)	-6.7%	-5.3%
FAS/CAS Pension Adjustment	—	—	(239)	(55)
Corporate and Eliminations	(795)	(678)	(109)	(47)

Total	$9,605	$8,630	$591	$696	6.2%	8.1%

Attachment C

Raytheon Company

Other Information

Continuing Operations

Second Quarter 2004

	Backlog (In millions)		Funded Backlog (In millions)
	27-Jun-04	31-Dec-03	27-Jun-04	31-Dec-03
Integrated Defense Systems	$6,691	$6,526	$3,222	$3,318
Intelligence and Information Systems	3,833	3,899	930	655
Missile Systems	8,139	5,028	4,366	4,069
Network Centric Systems	3,557	3,259	2,711	2,488
Space and Airborne Systems	5,895	4,865	4,015	3,801
Technical Services	1,392	1,510	930	858
Aircraft	2,457	2,279	2,457	2,279
Other	178	176	178	176

	$32,142	$27,542	$18,809	$17,644

Government and Defense businesses	$29,507	$25,087	$16,174	$15,189

U.S. government backlog included above	$25,705	$21,353

	Bookings (In millions) Three months ended
	27-Jun-04	29-Jun-03
Government and Defense businesses	$4,976	$3,766
Commercial businesses	1,004	517

	$5,980	$4,283

	New Aircraft Deliveries (Units) Three Months Ended
	27-Jun-04	29-Jun-03
Hawker	14	13
Premier I	9	8
Hawker 400XP	5	7
King Air	22	21
1900D Commuter	—	1
Pistons	25	20
T-6A	20	17

Total	95	87

	New Aircraft Bookings (Units) Three Months Ended
	27-Jun-04	29-Jun-03
Hawker	36	12
Premier I	10	4
Hawker 400XP	26	6
King Air	31	17
1900D Commuter	—	1
Pistons	12	13

Total	115	53

Attachment D

Raytheon Company

Preliminary Financial Information

Second Quarter 2004

(In millions)

Balance sheets

	27-Jun-04	31-Dec-03
Assets
Cash and cash equivalents	$1,004	$661
Short-term investments	74	—
Accounts receivable	424	485
Contracts in process	3,058	2,762
Inventories	2,068	1,998
Deferred federal and foreign income taxes	498	466
Prepaid expenses and other current assets	214	154
Assets from discontinued operations	55	59

Total current assets	7,395	6,585

Property, plant and equipment, net	2,670	2,711
Deferred federal and foreign income taxes	288	337
Goodwill	11,480	11,479
Other assets, net	2,470	2,556

Total assets	$24,303	$23,668

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$168	$15
Advance payments, less contracts in process	1,364	1,038
Accounts payable	814	833
Accrued salaries and wages	752	767
Other accrued expenses	1,521	1,153
Liabilities from discontinued operations	64	43

Total current liabilities	4,683	3,849

Accrued retiree benefits and other long-term liabilities	3,251	3,281
Long-term debt	5,896	6,517
Subordinated notes payable	478	859
Stockholders’ equity	9,995	9,162

Total liabilities and stockholders’ equity	$24,303	$23,668

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Second Quarter 2004

(In millions)

Cash flow information

	Three Months Ended
	27-Jun-04	29-Jun-03
Income from continuing operations	$(94)	$186
Depreciation	89	78
Amortization	19	14
Working capital	895	288
Discontinued operations	(25)	(116)
Capital spending	(74)	(79)
Internal use software spending	(25)	(28)
Other	8	190

Subtotal - free cash flow (a)	793	533

Net activity in financing receivables	2	54
Purchase of short-term investments	(74)	—
Divestitures and sale of investments	—	40
Dividends	(85)	(82)
Issuance of common stock	863	18
Debt repayments	(855)	(602)
Other	20	16

Total cash flow	$664	$(23)

Segment free cash flow information
	Three Months Ended
	27-Jun-04	29-Jun-03
Integrated Defense Systems	$322	$196
Intelligence and Information Systems	69	61
Missile Systems	233	(60)
Network Centric Systems	56	46
Space and Airborne Systems	222	131
Technical Services	(3)	34
Aircraft	12	22
Other	(91)	(18)
Discontinued operations	(25)	(116)
Corporate	(2)	237

	$793	$533

(a)	See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Second Quarter 2004

(In millions except per share amounts)

This release contains non-GAAP financial measures (as defined by SEC Regulation G). While these non-GAAP financial measures may be useful in evaluating the Company, this information should be considered supplemental to and not as a substitute for financial information prepared in accordance with generally accepted accounting principles.

The following measures are considered “non-GAAP” financial measures under SEC guidelines:

(i) Free cash flow.

(ii) Income from continuing operations excluding the effect of charges related to the settlement of the class action lawsuit and the early retirement of debt.

(iii) Diluted earnings per share from continuing operations excluding the effect of charges related to the settlement of the class action lawsuit and the early retirement of debt.

The Company uses these non-GAAP financial measures to facilitate management’s internal comparisons to the Company’s historical operating results, to competitors’ operating results, and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. The Company uses certain of these non-GAAP financial measures to evaluate its operating performance and to determine management incentive compensation. The Company also uses non-GAAP financial measures which exclude certain charges and credits because it believes that such items are not indicative of its core operating results, are not indicative of trends, and do not provide meaningful comparisons with other operating periods.

Free cash flow

	Three Months Ended
	27-Jun-04	29-Jun-03
Operating cash flow	$892	$640
Less: Capital spending	(74)	(79)
Internal use software spending	(25)	(28)

Free cash flow	793	533
Less: Discontinued operations	(25)	(116)

Free cash flow from continuing operations	$818	$649

Income From Continuing Operations Excluding Charges Related to Class Action Lawsuit Settlement and Early Retirement of Debt

	Three Months Ended
	27-Jun-04	29-Jun-03
GAAP income from continuing operations	$(94)	$186
Excluding settlement of class action lawsuit charge	(329)	—
Excluding early retirement of debt charge	(37)	—

Non-GAAP income from continuing operations as adjusted	$272	$186

Diluted Earnings Per Share From Continuing Operations Excluding Charges Related to Class Action Lawsuit Settlement and Early Retirement of Debt

	Three Months Ended
	27-Jun-04	29-Jun-03
GAAP diluted earnings per share from continuing operations	$(0.22)	$0.45
Excluding settlement of class action lawsuit charge	(0.51)	—
Excluding early retirement of debt charge	(0.06)	—

Non-GAAP diluted earnings per share from continuing operations as adjusted	$0.35	$0.45